Exhibit 99.1

Ulta Beauty Announces CFO Succession Plan

Scott Settersten to Retire After Nearly 20-Year Tenure

Paula Oyibo, Senior Vice President - Finance, Promoted to CFO Effective April 1, 2024

BOLINGBROOK, Ill. November 30, 2023 – Ulta Beauty, the nation’s largest specialty beauty retailer, today announced that Scott Settersten has informed the Company of his decision to retire as Chief Financial Officer, Treasurer and Assistant Secretary after nearly 20 years with Ulta Beauty, effective April 1, 2024. Paula Oyibo, senior vice president of finance, will succeed Settersten as CFO and will report to Dave Kimbell, chief executive officer.

Kimbell said, “Scott has had a tremendous impact on Ulta Beauty as a key member of our leadership team and a passionate steward of our business for nearly two decades. From his early days of supporting Ulta Beauty’s initial public offering to his more than a decade as CFO, Scott helped guide Ulta Beauty through times of significant transformation and expansion. The impressive shareholder returns achieved throughout his tenure are a testament to his leadership and disciplined approach to driving profitable growth.”

“Scott is truly one of the best executives in the business. He has helped Ulta Beauty navigate incredibly dynamic times and challenges, ensuring we continue to execute and deliver for our shareholders. On behalf of the entire board of directors, I want to thank Scott for his steadfast leadership and tremendous contributions to our company,” said Lorna Nagler, chair of Ulta Beauty’s board of directors.

During his more than 10 years as CFO, Settersten delivered exceptional business growth and built a high-performing finance organization. Under his leadership, the Company added over 800 new stores, quadrupled its revenue to more than $10 billion in annual net sales, more than tripled its market capitalization to $20 billion today, and delivered more than 375% in total shareholder returns. Prior to assuming the role of CFO, Settersten played an integral part in developing many of the Company’s accounting and finance functions and executing the Company’s initial public offering.

“As I reflect on my nearly two decades with Ulta Beauty, I am grateful to have had the opportunity to support the Company’s growth and success. Nothing has given me greater joy in my career than leading and working alongside such talented and dedicated associates,” said Settersten. “I am immensely proud of the work we’ve done together, especially our recent efforts to modernize our infrastructure. I believe these investments will position the Company for future growth, and I am confident that Paula is the best person to help lead the organization forward.”

Oyibo is a dynamic finance leader with broad experience across consumer products and retail. She joined Ulta Beauty as Vice President of Finance for Merchandise, Marketing, and eCommerce in 2019. She currently serves as Senior Vice President, Finance since February of 2022 where she has oversight of the

Financial Planning & Analysis, Treasury and Non-Merchandise Procurement functions. Prior to joining Ulta Beauty, Oyibo served in finance and controller roles at Whirlpool Corporation and in senior level auditing and consulting positions with PwC.

“Since joining Ulta Beauty in 2019, Paula has established herself as a trusted partner and visionary leader, particularly as we navigated the pandemic, ultimately helping the Company emerge in a position of leadership and strength,” said Kimbell. “Her deep knowledge and understanding of our business, experience leading finance organizations, and strong commitment to nurturing talent and an inclusive culture make her the ideal person to serve as Ulta Beauty’s next CFO. Paula will be a valuable addition to our dynamic and diverse executive leadership team, and I look forward to partnering with her as we bring to life all the beautiful possibilities for Ulta Beauty and our guests.”

“I am honored and humbled to assume the role of Chief Financial Officer for Ulta Beauty” said Oyibo. “I look forward to working with Dave and the rest of the executive team as we continue to build on our position as the leader in U.S. beauty retail and generate sustainable growth for our shareholders. I am deeply grateful for Scott’s mentorship over the last several years and wish him all the best in his well-deserved retirement.”

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,374 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit https://www.ulta.com.

Investor Contact:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com